EXHIBIT 99.1

Stillwater Mining Company Announces Appointment of Christopher Bateman as Chief Financial Officer

BILLINGS, Mont., Nov. 14, 2014 (GLOBE NEWSWIRE) -- Stillwater Mining Company (NYSE:SWC) (TSX:SWC.U) today announced the appointment of Christopher (Chris) Bateman as Chief Financial Officer. Mr. Bateman will succeed Greg Wing, who will retire from the Company. The change will be effective December 1, 2014. Mr. Wing will continue in a transitional capacity until completion of the 2014 financial statements.

Mick McMullen, President and Chief Executive Officer, stated "Greg has played a very important role at Stillwater, leading our finance and accounting department for over 10 years. He has made significant contributions to the success of the Company and his valuable insights regarding the PGM industry will be missed. Greg will be available to ensure a seamless transition for our incoming Chief Financial Officer and we wish Greg an enjoyable retirement."

Mr. McMullen continued, "Chris Bateman brings a vast amount of experience and leadership to our organization. He is an innovative leader with extensive finance and operational experience in the metals and mining industry, most recently as Chief Financial Officer of Turquoise Hill Resources, a $7 billion TSX and NYSE listed mining company. Prior to this Chris spent nine years with Rio Tinto in a variety of roles including Chief Financial and Business Development Officer for Rio Tinto's Diamonds and Minerals product group and Chief Financial Officer for Energy Resources of Australia, a publicly listed company on the Australian Stock Exchange.

"Chris has a proven track record of strategic planning, process improvement and balance sheet management across several jurisdictions and commodities. We have made significant progress at Stillwater in many areas including profitability and cost discipline. We are confident Chris brings the talents and insights necessary to implement practices that will further strengthen the Company's results as well as enhance our finance and accounting functions."

Mr. Bateman stated, "Stillwater Mining Company is in an enviable position in the mining and recycling industries. The Company controls the J-M Reef, which is the highest-grade PGM deposit in the world. The Company also has built a significant recycling business that is almost equal in size to the mining operations in terms of PGM ounces processed. Both of these businesses have tremendous potential to deliver increased value to shareholders and I look forward to joining the team and working diligently to take advantage of the opportunities in front of us."

Chris Bateman Background

Mr. Bateman previously served as the Chief Financial Officer of Turquoise Hill Resources, an international mining company focused on copper, gold and coal. Prior to his appointment at Turquoise Hill Resources in 2012, he was Chief Financial and Business Development Officer of Rio Tinto Diamonds and Minerals from 2010 to 2012. From 2006 to 2009, Mr. Bateman served as Chief Financial Officer of Energy Resources of Australia Ltd. From 2003 to 2006, he held commercial and operational roles at Rio Tinto's Kennecott Utah Copper operations. Mr. Bateman also held the positions of Financial Planning and Analysis Director and Information Technology Director at Kaiser Aluminum. In addition, he spent eight years at Arthur Andersen's business consulting practice.

Mr. Bateman earned an Engineering degree in Production Engineering and Production Management from the University of Nottingham in Nottingham, United Kingdom.

About Stillwater Mining Company

Headquartered in Billings, Montana, Stillwater Mining Company is the only U.S. miner of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including automobile catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. The Company is engaged in the development, extraction and processing of PGMs from a geological formation in southern Montana known as the J-M Reef and from the recycling of spent catalytic converters. The J-M Reef is the only known significant source of PGMs in the United States and the highest-grade PGM resource known in the world. The Company also owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information about the Company can be found at its website: www.stillwatermining.com.

Forward-Looking Statements

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. Such statements also include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates; permitting; financing needs and the terms of future credit facilities; exchange rates; capital expenditures; increases in processing capacity; cost reduction measures; safety; timing for engineering studies; environmental permitting and compliance; litigating; labor matters; and the palladium, platinum, copper and gold market. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2012 Annual Report on Form 10-K, in its quarterly Form 10-Q filings, and in corresponding filings with Canadian securities regulatory authorities. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

CONTACT: Investor Contact:
         Mike Beckstead
         (406) 373-8971